EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Nevada Power Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.90% General and Refunding Mortgage Notes, Series GG, due 2053	Rule 457(r)	$400,000,000	99.422%	$397,688,000	0.00011020	$43,826
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$397,688,000		$43,826
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$43,826

The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate offering price of that offering is $397,688,000.